EXHIBIT 23.4

                        CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the inclusion in the Proxy Statement of Arvig Telcom, Inc. and Prospectus of Telephone and Data Systems, Inc. included in this Form S-4 Registration Statement of Telephone and Data Systems, Inc. of our reports dated February 18, 1994, on our audits of the financial statements of U.S. Link, Inc. and Subsidiary and Velstar Systems, Inc. and our report dated February 16, 1994, on our audit of the financial statements of Interlake Cablevision, Inc. (all wholly-owned subsidiaries of Arvig Telcom, Inc.) as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991. We also consent to all references to our Firm included in this Form S-4 Registration Statement.


                                                  LARSON, ALLEN, WEISHAIR & CO.

    St. Cloud, Minnesota
    April 25, 1994
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